EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(in thousands, except per share amounts; unaudited) (A)
For the Periods Ended June 30, 2000 and 1999                   ------Three Months ------          -----YTD Six Months ----
                                                                    2000           1999                2000           1999
-----------------------------------------------------------    ---------      ---------           ---------      ---------
NET INCOME:
Net income per consolidated income statements                  $  (1,599)     $  68,843           $  33,392      $ 133,721
Subtract dividend requirement of preferred stock                       6              7                  13             14
-----------------------------------------------------------    ---------      ---------           ---------      ---------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                     (1,605)        68,836              33,379        133,707
Add dividend requirement of preferred stock                            6              7                  13             14
-----------------------------------------------------------    ---------      ---------           ---------      ---------
NET INCOME DILUTED                                             $  (1,599)     $  68,843           $  33,392      $ 133,721
===========================================================    =========      =========           =========      =========
EARNINGS PER COMMON SHARE BASIC                                $   (0.01)     $    0.36           $    0.17      $    0.70
EARNINGS PER COMMON SHARE DILUTED                                  (0.01)          0.35                0.17           0.69
===========================================================    =========      =========           =========      =========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                    198,359        192,921             198,037        192,410
Treasury shares                                                   (1,697)        (1,598)             (1,691)        (2,619)
-----------------------------------------------------------    ---------      ---------           ---------      ---------
COMMON SHARES BASIC (AVG)                                        196,662        191,323             196,346        189,791
Common share equivalents for options                               2,549          4,711               3,180          4,749
Preferred share equivalents                                          347            368                 349            371
-----------------------------------------------------------    ---------      ---------           ---------      ---------
COMMON SHARES DILUTED (AVG)                                      199,558        196,402             199,875        194,911
===========================================================    =========      =========           =========      =========

(A) Earnings per common share diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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